For:  Homeland Stores, Inc.

Contact:  Homeland                          Contact: AWG
          Robert Mead (212) 484-6701                 Beth Danes
           Lisa Sykes  (405) 557-5549                 (913)  321-1313
                                                             ext.1324


       HOMELAND COMPLETES SALE OF 29 STORES AND WAREHOUSE
           OPERATIONS TO ASSOCIATED WHOLESALE GROCERS




Announces Appointment of Larry Kordisch as Chief Financial  Officer


OKLAHOMA  CITY,  OK  (April 24, 1995)  -  Homeland  Stores,  Inc.
announced today that it has completed its previously announced sale of 29 of its stores and its warehouse complex to Associated
Wholesale Grocers, Kansas City ("AWG").

Under the terms of the sale, AWG paid Homeland $45 million plus value of inventory in the warehouse and 29 stores. Homeland had announced an agreement in principle for the transaction with AWG in November of 1994 as part of its operational restructuring.

Also as part of the agreement, Homeland entered a strategic partnership with AWG - a long-term supply agreement for its remaining 75 stores that provides Homeland the lowest prices and most favorable terms available through the AWG system on the purchase of products and services.

"This is a positive step in Homeland's operational restructuring, one which allows us to reduce our debt burden and fixed operating costs, " said James Demme, President and Chief Executive Officer of Homeland. "The strategic partnership with AWG makes Homeland more competitive by increasing our buying power and allowing us to focus on our core business. We are also able to pass the savings from our preferred purchasing relationship on to our customers."

Homeland also said that it has refinanced its bank indebtedness with a $25 million credit facility from a consortium of banks led by National Bank of Canada.

The Company also announced that Larry Kordisch has been appointed Executive Vice President-Finance and Chief Financial Officer, Effective May 7, 1995. The Company said that Mr. Kordisch will replace Mark Sellers, who is resigning to pursue other interests, as Chief Financial Officer. Mr Kordisch was most recently Executive Vice President of Finance and Administration and Chief Financial Officer of Scrivner, Inc.

Mr. Demme said, "I worked with Larry at Scrivner and am pleased that he is joining us at Homeland. He brings a great deal of experience and skill to the Company and I look forward to working very closely with him."

AWG is the second-largest retailer-owned buying cooperative and the fifth largest grocery wholesaler in the country with more than $2.6 billion in revenues. AWG has 735 independent retail stores as members of its supply cooperative. The acquisition of the 29 Homeland stores and Homeland's joining of the AWG cooperative will bring that total to 839 in ten states. With the addition of Homeland's sales, AWG's 1995 revenues are expected to exceed $3 billion.

With 75 stores, Homeland is the leading supermarket chain in Oklahoma, southern Kansas and the Texas Panhandle region.